EXHIBIT 23.2

            CONSENT OF J.H. COHN LLP, INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-2, which is being filed by SGI International as of this date, of our report on the consolidated financial statements of SGI International and subsidiaries (the "Company") as of and for the year ended December 31, 1997, which report is dated March 27, 1998, contains an explanatory paragraph with respect to the Company's ability to continue as a going concern, appears in the Company's Annual Report on Form 10-K/A for the year ended December 31, 1997, and is incorporated by reference in the Registration Statement on Form S-2 (No. 333-44789) previously filed by SGI International which is also incorporated by reference in this Registration Statement.


                                                     /s/ J. H. COHN LLP
                                                     J. H. COHN LLP

San Diego, California
August 14, 1998